                                                                    Exhibit 99.1

PRESS RELEASE
FEBRUARY 5, 2002

                                                      [STEEL DYNAMICS LOGO]

                                       6714 Pointe Inverness Way, Suite 200
                                                  Fort Wayne, IN 46804-7932
                                                         260.459.3553 Phone
                                                           260.969.3590 Fax
                                                      www.steeldynamics.com

STEEL DYNAMICS ANNOUNCES 4TH QUARTER & ANNUAL 2001 FINANCIAL RESULTS

Fort Wayne, Indiana, February 5, 2002 -- Today Steel Dynamics, Inc. (NASDAQ:
STLD) announced 2001 annual consolidated earnings of $4.5 million, or $0.10 per diluted share. SDI's annual sales revenue was $607 million, on consolidated shipments of 2.0 million tons during 2001, as compared with annual sales revenue of $693 million, on shipments of 1.9 million tons during 2000. During the year, capital expenditures were $91 million and start-up costs were $20 million, all primarily related to our structural and rail manufacturing facility and our steel scrap substitute facility.

"Market conditions within the U.S. steel industry made 2001 our most challenging year," stated Keith Busse, president and chief executive officer. "Due to the continued dumping of unfairly traded foreign steel into the U.S. market, combined with the weakened U.S. economy, the industry experienced historically low steel selling prices and tightened margins. Numerous American steel related businesses filed for bankruptcy during the past several years, although SDI remains one of a very small group of American steel manufacturers that achieved profitability for the year, and we look forward to what we believe will be a much improved 2002.

"We have already experienced significant strengthening in our order backlog. After reaching a low-water mark in the fourth quarter, spot selling prices have now rebounded. A $20 increase announced in December 2001, which took affect in the first quarter 2002 has held, and we should benefit from additional price increases throughout 2002."

In June of 2001 the Bush Administration initiated a Section 201 action, which resulted in the U.S. International Trade Commission (ITC) ruling that the U.S. steel industry had been seriously injured due to increased steel imports. In March 2002, SDI hopes the Administration will take action to provide comprehensive import relief, with expected positive effects for the U.S. steel industry beginning in the second quarter. Separately, as a result of trade case filings by SDI and other American steel companies, the ITC in 2001 found injury by foreign countries importing hot-rolled and cold-rolled sheet. These determinations have led to duties on future imports of hot roll products and are expected to lead to duties on cold-rolled sheet as well. Steel Dynamics believes the outcome of these cases will help to stabilize the steel marketplace by reducing the volume of unfairly priced imported steel, thereby allowing domestic market pricing to return to more profitable levels.

Busse concluded, "Steel Dynamics is one of the lowest cost steel producers in existence today, with state-of-the-art production facilities and extraordinary employee resources. We believe that we are one of the best-positioned companies within our industry to most quickly realize the anticipated positive benefits associated with an improving economy, positive trade case results, and a potentially favorable Section 201 ruling,"

FOURTH QUARTER HIGHLIGHTS

In the fourth quarter 2001, SDI reported its first quarterly operating loss since achieving profitability in 1996, recording a net loss of $3.9 million. SDI's sales for the fourth quarter 2001 were $138 million, on consolidated shipments of 465,000 tons, in comparison with sales of $152 million and consolidated shipments of 459,000 tons during the same period in 2000.

SDI incurred a charge of $3.4 million related to the anticipated uncollectable accounts receivable associated with the Metals USA bankruptcy during the fourth quarter 2001, accounting for approximately $0.05 of our fourth quarter reported loss per diluted share of $0.09. Capital expenditures of $39 million and start-up costs of $3 million were primarily related to our structural and rail manufacturing facility.

STRUCTURAL & RAIL MILL CONSTRUCTION

In late May of 2001, SDI commenced construction of its structural and rail manufacturing facility, located in Whitley County, Indiana. Construction costs have remained within our capital budget and construction is ahead of schedule. We are expecting to begin test production of our structural products during the second quarter of 2002 and to initiate rail production during the first quarter of 2003. This facility offers SDI an opportunity to complement its flat-roll and fabricated steel businesses with additional high-margin products, providing increased cyclical earnings stability through further market diversification.

FINANCING MATTERS

On January 28, 2002, SDI and its Iron Dynamics subsidiary entered into a settlement agreement with IDI's senior secured bank lenders to retire the existing IDI bank debt of approximately $59 million, subject to satisfying certain conditions. The agreement requires SDI to pay $15 million in cash on February 1, 2002, to issue $22 million of Steel Dynamics' common stock in March 2002, and to make contingent future payments retiring the balance of the obligation, if and to the extent that IDI resumes operations and generates earnings, as defined in the agreement.

SDI is also actively pursuing a plan of refinancing of the Steel Dynamics' senior secured and unsecured credit facilities and expects to have the refinancing completed before the end of March 2002.

STEEL DYNAMICS, INC., BASED IN FORT WAYNE, INDIANA, PRODUCES A BROAD RANGE OF FLAT-ROLLED STEEL PRODUCTS, INCLUDING LIGHT-GAUGE, MICRO-ALLOYED AND HIGH-STRENGTH STEELS AT ITS MINI-MILL IN BUTLER, INDIANA. PRODUCTS INCLUDE HOT-BAND, COLD-ROLLED AND COATED STEEL SHEET.

CONFERENCE CALL WEBCAST:

A conference call in which Steel Dynamics' management will discuss 2001 fourth quarter and annual results is scheduled for 11:00am Eastern Time on February 5, 2002. You are invited to listen to a live broadcast of the conference call over the Internet, accessible from Steel Dynamics' home page at http://www.steeldynamics.com. A replay of the webcast will be available on the company's home page for thirty days after the call.

Contact: Fred Warner, Investor Relations, 260.969.3564 phone and 260.969.3590 fax



FORWARD LOOKING STATEMENTS

THIS PRESS RELEASE CONTAINS PREDICTIVE STATEMENTS ABOUT FUTURE EVENTS, INCLUDING STATEMENTS RELATED TO CONDITIONS IN THE STEEL MARKETPLACE, FUTURE GROWTH OF STEEL DYNAMICS' REVENUES AND PROFITABILITY, THE CONSTRUCTION AND OPERATION OF NEW OR EXISTING FACILITIES, AND THE OPERATION AND FUTURE RESULTS OF SDI'S RELATED BUSINESSES. THESE STATEMENTS ARE INTENDED TO BE MADE AS "FORWARD-LOOKING" WITHIN THE SAFE HARBOR PROTECTIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH PREDICTIVE STATEMENTS ARE NOT GUARANTEES OF FUTURE PERFORMANCE, AND ACTUAL RESULTS COULD DIFFER MATERIALLY FROM OUR CURRENT EXPECTATIONS.

WE REFER YOU TO OUR DETAILED EXPLANATION OF THE MANY FACTORS AND RISKS THAT MAY CAUSE SUCH PREDICTIVE STATEMENTS TO TURN OUT DIFFERENTLY, AS SET FORTH IN THE MOST RECENT STEEL DYNAMICS' ANNUAL REPORT ON FORM 10-K AND IN OTHER REPORTS WHICH WE FROM TIME TO TIME FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, AVAILABLE PUBLICLY ON THE SEC'S WEB SITE AT www.sec.gov

                              STEEL DYNAMICS, INC.

                 UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

                      (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                            QUARTER ENDED                    YEAR ENDED
                                                             DECEMBER 31                     DECEMBER 31
                                                      -------------------------       -------------------------
                                                         2001            2000            2001            2000
                                                      ---------       ---------       ---------       ---------
NET SALES ......................................      $ 138,452       $ 152,449       $ 606,984       $ 692,623

COST AND EXPENSES:
     Cost of goods sold ........................        127,376         125,455         522,927         533,914
     Selling, general, & administrative expenses         13,450          12,341          58,249          53,306
                                                      ---------       ---------       ---------       ---------

OPERATING INCOME (LOSS) ........................         (2,374)         14,653          25,808         105,403
Interest expense ...............................          4,271           4,877          18,480          20,199
Other (income) expense, net ....................           (235)           (188)            (15)            719
                                                      ---------       ---------       ---------       ---------

INCOME (LOSS) BEFORE INCOME TAXES ..............         (6,410)          9,964           7,343          84,485
Income taxes ...................................         (2,468)          2,860           2,827          30,690
                                                      ---------       ---------       ---------       ---------

NET INCOME (LOSS) ..............................      $  (3,942)      $   7,104       $   4,516       $  53,795
                                                      =========       =========       =========       =========

BASIC:

NET INCOME (LOSS) PER SHARE ....................      $   (0.09)      $    0.16       $    0.10       $    1.15
                                                      =========       =========       =========       =========


WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING ..         45,742          45,506          45,655          46,822
                                                      =========       =========       =========       =========


DILUTED:

NET INCOME (LOSS) PER SHARE ....................      $   (0.09)      $    0.16       $    0.10       $    1.15
                                                      =========       =========       =========       =========


WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING ..         45,886          45,627          45,853          46,974
                                                      =========       =========       =========       =========

                              STEEL DYNAMICS, INC.

                           CONSOLIDATED BALANCE SHEETS

                                 (in thousands)


                                                                          DECEMBER 31
                                                                 -----------------------------
                                                                     2001              2000
                                                                 -----------       -----------
                                                                 (UNAUDITED)
                           ASSETS

CURRENT ASSETS:
     Cash and short-term investments ......................      $    78,241       $    10,184
     Accounts receivable ..................................           81,879           102,986
     Inventories ..........................................          118,368           106,745
     Deferred taxes .......................................           23,741            12,854
     Other current assets .................................            7,464             9,844
                                                                 -----------       -----------
           TOTAL CURRENT ASSETS ...........................          309,693           242,613

PROPERTY, PLANT, AND EQUIPMENT, NET .......................          852,061           807,322

RESTRICTED CASH ...........................................            3,030             3,465

OTHER ASSETS ..............................................           12,804            13,674
                                                                 -----------       -----------
           TOTAL ASSETS ...................................      $ 1,177,588       $ 1,067,074
                                                                 ===========       ===========


            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:

     Accounts payable .....................................      $    37,329       $    27,988
     Accrued interest .....................................            4,052             5,364
     Accrued expenses .....................................           26,815            26,302
     Current portion of long-term debt ....................           68,020            17,044
     Debt expected to be refinanced long-term .............          490,000                --
                                                                 -----------       -----------
           TOTAL CURRENT LIABILITIES ......................          626,216            76,698

LONG-TERM DEBT ............................................           63,891           515,476

DEFERRED TAXES ............................................           62,765            52,027

MINORITY INTEREST .........................................            4,769             4,089

STOCKHOLDERS' EQUITY:

     Common stock .........................................              495               493
     Treasury stock, at cost ..............................          (46,526)          (46,526)
     Additional paid-in capital ...........................          337,733           335,732
     Retained earnings ....................................          133,601           129,085
     Other accumulated comprehensive loss .................           (5,356)               --
                                                                 -----------       -----------
           TOTAL STOCKHOLDERS' EQUITY .....................          419,947           418,784
                                                                 -----------       -----------
           TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY .....      $ 1,177,588       $ 1,067,074
                                                                 ===========       ===========